UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2005

Centillium Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30649	94-3263530

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

215 Fourier Avenue

Fremont, California 94539

(Address of principal executive offices including zip code)

(510) 771-3700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Definitive Material Agreement.

On May 10, 2005, Centillium Communications, Inc. (the “Company”) entered into an employment transition and separation agreement with Tony Shakib (“Agreement”) in connection with the elimination of his position, Vice President and General Manager, Access and Networking Business Units, effective April 21, 2005. A copy of this agreement is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Pursuant to the terms of the Agreement, Mr. Shakib will provide transition services to the Company for a period up to June 30, 2005, at which time Mr. Shakib will no longer be an employee of the Company. During such transition period, Mr. Shakib will continue to be compensated at the rate of his current annual base salary of $250,000 and continue to receive certain employee benefits. Provided that Mr. Shakib remains an employee of the Company through June 30, 2005, Mr. Shakib will also receive replacement stock options to purchase the Company’s common stock on that date under the terms of the Company’s Offer to Exchange dated November 30, 2004 and will have 180 days after such date to exercise the replacement stock options. The separation agreement further provides that if Mr. Shakib elects to execute a separation release agreement upon the termination of his employment with the Company, the Company would provide Mr. Shakib with severance payments at his current annual base salary until the earlier of 17 weeks following the effective date of the separation release agreement or such time as Mr. Shakib commences employment with another party. Mr. Shakib will also receive $22,428 as payment for consulting services for a period of one month following the termination of his employment with the Company.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number	Description
Exhibit 99.1	Employment Transition and Separation Agreement dated May 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centillium Communications, Inc.

By: /s/ J. Scott Kamsler

J. Scott Kamsler
Chief Financial Officer

Dated: May 16, 2005

EXHIBIT INDEX

Exhibit
Number	Description
Exhibit 99.1	Employment Transition and Separation Agreement dated May 10, 2005.